Exhibit 99

Contact:	Katy Gucinski	William W. McLain
	Burson-Marsteller	Hormel Foods Corporation
	214-224-8439 (office)	507-437-5641
	katy.gucinski@bm.com	wwmclain@hormel.com

Hormel Foods and Herdez Del Fuerte Announce Close of MegaMex Foods Agreement

Joint venture establishes one of the most comprehensive Mexican food brands portfolios in the United States

AUSTIN, Minn. (October 26, 2009) — Hormel Foods Corporation (NYSE: HRL) and Herdez Del Fuerte, S.A. de C.V., today announced the closing of a 50/50 joint venture agreement to create MegaMex Foods, LLC, which will market Mexican foods in the United States.

The venture significantly expands the existing agreement between the two companies and produces a portfolio with initial revenue of about $200 million. MegaMex Foods has a comprehensive portfolio that includes brands such as CHI-CHI’S®, HERDEZ®, LA VICTORIA®, EMBASA® and DOÑA MARÍA®, among others, which resonate with Mexican-American and mainstream consumers of Mexican foods.

“This new venture takes our relationship with Hormel Foods to the next level, and it is a win-win all around,” said Enrique Hernández-Pons Torres, chairman of the board, MegaMex Foods. “By forming MegaMex Foods, we are able to better serve our retail and foodservice partners and consumers while positioning our businesses for long-term growth.”

“The close of this exciting transaction marks the beginning of new leadership in the Mexican foods category in the United States with MegaMex Foods,” said Luis G. Marconi, managing director at MegaMex Foods. “We look forward to growing the Mexican foods category by serving as a one-stop-shop for our retail partners, with brands and products that appeal to consumers across geographies and demographics.”

MegaMex Foods is a free-standing entity with an independent management team based in Chino, Calif. MegaMex Foods will optimize efficiencies by leveraging core competencies of the parent companies, such as manufacturing, research and development and the supply chain.

About Hormel Foods

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring quality, value-added brands to the global marketplace. The company is a member of the Standard & Poor’s 500 Index, and in each of the past 10 years, Hormel Foods was named one of “The 400 Best Big Companies in America” by Forbes magazine. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit http://www.hormelfoods.com.

About Herdez Del Fuerte

Herdez Del Fuerte, based in Mexico City, is a leading manufacturer and marketer of consumer-branded food and beverages in Mexico and the United States. The company has a strong product portfolio mainly based in tomato, fruit, vegetable, jalapeño, mole sauce, coffee and tuna products marketed under highly recognized and valued brands, including HERDEZ®, DEL FUERTE®, DOÑA MARÍA®, LA VICTORIA®, NAIR®, EMBASA®, BÚFALO®, LA GLORIA®, CARLOTA® and BLASÓN®, among others. Herdez Del Fuerte also markets and distributes products from affiliated companies such as Hormel Alimentos, McCormick de México and Barilla México. To fulfill its retail and foodservice customer and consumer needs, Herdez Del Fuerte operates seven manufacturing facilities and nine distribution centers across Mexico with more than 6,000 employees. Herdez Del Fuerte is a joint venture between Grupo Herdez, S.A.B. de C.V., and Grupo KUO, S.A.B. de C.V. For more information, visit http://www.grupoherdez.com.mx and http://www.kuo.com.mx.